SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No.__)

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

--------------------------------------------------------------------------------

                              Gartner Group, Inc.

    -------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    -------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

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
                                     [LOGO]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 1, 2000

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gartner Group, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, February 1, 2000, at 10:00 A.M., local time, at the Company's headquarters at 56 Top Gallant Road, Stamford, Connecticut 06904, for the following purposes:

   1. Election of Directors. To elect three directors to serve for the ensuing three years or until their successors are duly elected and qualified.

   2. Ratification of Auditors. To ratify the appointment of KPMG LLP as independent auditors for the Company for the 2000 fiscal year.

   3. Transaction of Other Business. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on December 17, 1999 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.


                                        By Order of the Board of Directors

                                        /s/ Cathy S. Satz

                                        Cathy S. Satz
                                        Corporate Secretary

Stamford, Connecticut
December 21, 1999

------------------------------------------------------------------------------
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
------------------------------------------------------------------------------

                              GARTNER GROUP, INC.

                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF STOCKHOLDERS
                          To be held February 1, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Gartner Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, February 1, 2000, at 10:00 A.M. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters at 56 Top Gallant Road, Stamford, Connecticut 06904.

     It is anticipated that this Proxy Statement and the accompanying Notice and form of Proxy will be mailed on or about December 21, 1999 to all stockholders of record on December 17, 1999.

                INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary, Gartner Group, Inc., P.O. Box 10212, 56 Top Gallant Road, Stamford, Connecticut 06904, or by attending the Annual Meeting and voting in person.

Record Date and Number of Shares Outstanding

     Stockholders of record at the close of business on December 17, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, there were approximately 76,316,018 shares of Class A Common Stock (the "Class A Common Stock") and approximately 40,689,648 shares of Class B Common Stock (the "Class B Common Stock") issued and outstanding.

Voting of Proxies

     Provided they are not revoked, all properly executed proxies received by the Company prior to the vote at the Annual Meeting will be voted in accordance with the instructions indicated on the proxies. If no instructions are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

Quorum

     A quorum of stockholders for the purpose of electing the three directors is constituted by the presence, in person or by proxy, of holders of record of Class B Common Stock representing a majority of the aggregate number of votes entitled to be cast. A quorum of stockholders for all other purposes is constituted by the presence, in person or by proxy, of holders of record of Class A Common Stock and Class B Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum.

     The Company's Amended and Restated Certificate of Incorporation provides that the holders of Class B Common Stock are entitled to elect at least 80% of the members of the Board. As a result, the holders of Class B Common Stock are currently entitled to elect eight directors (the "Common B directors") and the holders of Class A Common Stock are currently entitled to elect two directors (the "Common A directors"). At the Annual Meeting, three Class I directors, all of whom are designated Common B directors, are to be elected. Next year, three Class II directors, one of whom is designated a Common A director and two of whom are designated Common B directors are to be elected, and the year after, four Class III directors, one of whom is designated a Common A director and three of whom are designated Common B directors are to be elected.

Vote Required

     Election of Directors. The election of directors will require the affirmative vote of a plurality of the shares of Class B Common Stock present in person or represented by proxy. Each share of Class B Common Stock is entitled to one vote per share. However, the Company's Amended and Restated Certificate of Incorporation provides that in the election of directors, any Class B Common Stockholder who owns more than 15% of the outstanding Class B Common Stock, will not be able to vote all of his or her Class B Common Stock unless such holder owns an equivalent percentage of Class A Common Stock.

     For example, if a Class B Common Stockholder owns 17% of Class B Common Stock and 5% of Class A Common Stock, the stockholder may only vote 5% of the Class B Common Stock in the election of directors.

     All Other Matters. Each share of Class A Common Stock and Class B Common Stock is entitled to one vote per share and shall vote together as a single class. The affirmative vote of a majority of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy is required for the approval of any matters voted upon at the Annual Meeting or any adjournment thereof, other than the election of directors. Abstentions will have the effect of a negative vote and broker non-votes will have no effect on the outcome of the vote.

Solicitation of Proxies

     The expense of the solicitation of proxies for the Annual Meeting, including the cost of the mailing, will be borne by the Company. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward materials to the beneficial owners of shares of Class A Common Stock and Class B Common Stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

     The Company has retained Corporate Investor Communications, Inc., at an estimated cost of $8,500, to assist it in the solicitation of proxies from brokers, nominees, institutions and individuals.

Deadline for Receipt of Stockholder Proposals

     Stockholder proposals submitted for inclusion in next year's proxy materials must be received by the Company no later than August 28, 2000. Stockholder proposals submitted for consideration at the 2001 Annual Meeting without inclusion in next year's proxy materials must be received by the Company at least 90 days prior to the 2001 Annual Meeting. However, if less than 100 days notice of the date of the 2001 Annual Meeting is given to stockholders, stockholder proposals must be received at least ten days after such notice is given. If the Company is not notified of a stockholder proposal by this time, then proxies held by management of the Company may provide the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement. Proposals should be addressed to the Secretary, Gartner Group, Inc., P.O. Box 10212, 56 Top Gallant Road, Stamford, Connecticut 06904.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

Vote Required; Recommendation of Board of Directors

     The Board currently consists of ten directors, and is divided into three classes (Class I, Class II, and Class III), with each director serving a three-year term. Approximately one-third of the directors, and all the directors in one class, stand for election each year. Additionally, each director is further designated as a Common A director or a Common B director, since the Company's Amended and Restated Certificate of Incorporation provides that the holders of Class B Common Stock are entitled to elect at least 80% of the members of the Board. As a result, the holders of Class B Common Stock are currently entitled to elect eight directors and the holders of Class A Common Stock are currently entitled to elect two directors. At the Annual Meeting, three Class I directors (all of whom are designated Common B) are to be elected. Next year, three Class II directors, one of whom is designated a Common A director and two of whom are designated Common B directors are to be elected, and the year after, four Class III directors, one of whom is designated a Common A director and three of whom are designated Common B directors are to be elected.

     Since all of the directors standing for election at the Annual Meeting are Common B directors, the three directors shall be elected by a plurality of the votes of the shares of Class B Common Stock present in person or represented by proxy at the Annual Meeting entitled to vote in the election of directors.

     The three nominees listed below are currently directors of the Company and have indicated their willingness to serve. However, if any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for the nominee designated by the present Board to fill the vacancy. The term of office of each person elected as a director will continue until the 2003 Annual Meeting or until a successor has been elected and qualified.

     The Board of Directors recommends that the stockholders vote "FOR" the nominees listed below:

Name                              Age                     Principal Occupation
----                              ---                     --------------------
John P. Imlay ................    63     Chairman, Imlay Investments, Inc.
Charles B. McQuade ...........    58     President and CEO, Securities Industry Automation Corporation
Stephen G. Pagliuca ..........    44     Managing Director, Bain Capital Inc.

     There is no arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected as a nominee. There is no family relationship among any directors or executive officers of the Company.

Nominees for Election as Class I Directors:
Common B Directors:

     John P. Imlay has served as a Director of the Company since April 1993. He has served as Chairman of Imlay Investments, Inc., a private investment company, since its inception in August 1990. Previously, Mr. Imlay was Chairman of Dun & Bradstreet Software Services, Inc., a software company, from January 1990 until November 1996, and prior to that he was Chairman and Chief Executive Officer of Management Science America, Inc., a predecessor of Dun & Bradstreet Software Services, Inc. Mr. Imlay is on the board of IMS Health Incorporated, the Atlanta Falcons, Metromedia International Group, Inc., World Access, Inc., and several other organizations. Mr. Imlay holds a bachelor's degree in Industrial Management from Georgia Institute of Technology.

     Charles B. McQuade has served as a Director of the Company since July 1999. He has served as President and Chief Executive Officer of Securities Industry Automation Corporation ("SIAC"), which provides automated information and communications systems that support the business activities of the New York and American Stock Exchanges, the National Securities Clearing Corporation and the securities industry nationwide, since 1981. Mr. McQuade joined SIAC at its founding in 1972 and has held various positions within the company. Previously, Mr. McQuade held various positions at the American Stock Exchange, and prior to that served as an officer in the U.S. Navy. Mr. McQuade is on the board of directors of Green Point Financial and on the boards of several charitable and educational institutions. He holds a B.S. degree from Fordham University, and a M.B.A. degree from Bernard M. Baruch College.

     Stephen G. Pagliuca has served as a Director of the Company since July 1990. He is a founding partner of Information Partners Capital Fund, L.P. (the "Fund"), a venture capital fund, and has served as its Managing Partner since 1989. He is also a Managing Director of Bain Capital, Inc., an investment firm with which the Fund is associated. Prior to 1989, Mr. Pagliuca was a partner at Bain & Company, where he managed client relationships in the information services, software, credit services and health care industries. He is on the board of directors of Vivra Corporation, Dade Behring, Inc., Epoch Senior Living, Inc., Medical Specialties Group, Inc., Physio Wesley Jessen Visioncare, Inc. and Physicians Quality Care, Inc. Mr. Pagliuca is a Certified Public Accountant, holds a B.A. degree from Duke University and a M.B.A. degree from Harvard Business School.

Common A Directors:

     There are currently no Common A directors in Class I.

Current Class II Directors:
Common B Directors:

     Anne Sutherland Fuchs, age 52, has served as a Director of the Company since July 1999. She has served as a senior executive of Hearst Management since September 1994, and is currently Senior Vice President and Group Publishing Director of Hearst Magazines with primary responsibility for the organization's Women's Group of Magazines. Prior to joining Hearst, Ms. Fuchs was a senior executive at Conde Nast Publications Ltd., where she served as Senior Vice President and Director of the International Division from March 1994 to September 1994 and as Publisher of Vogue Magazine from January 1991 to March 1994. Prior to joining Conde Nast, Ms. Fuchs held executive and publisher positions with a number of companies in the publishing industry, including The New York Times Company and Hachette Publications (including predecessors Diamandis Communications, Inc. and CBS Magazines). Ms. Fuchs is on the Board of Trustees of the Whitney Museum and The Arts and Science Board of Overseers of New York University, and is involved with numerous other civic and charitable organizations and has received numerous awards for her activities. She holds an undergraduate degree from New York University and honorary doctorate degrees from Birmingham-Southern College and Centenary College.

     Dennis G. Sisco, age 53, has served as a Director of the Company since October 1990. Since January 1998, he has been a partner in Behrman Capital, a private equity firm. From January 1997 through December 1997, he served as the President of Storm Ridge Capital, a venture capital firm. From December 1988 to February 1997, Dun & Bradstreet Corporation and Cognizant Corporation employed him in various capacities, most recently as Executive Vice President of Cognizant Corporation with responsibility for several operating units as well as business development. Mr. Sisco is a member of the Board of Trustees of Western Maryland College. Mr. Sisco also serves as a director of Aspect Development, Inc., Oasis Healthcare Holdings, TSI International Software Ltd., and several private companies. Mr. Sisco holds a B.A. degree from Western Maryland College.

Common A Director:

     Manuel A. Fernandez, age 53, has served as Chairman of the Board since April 1996 and as a Director since January 1991. Mr. Fernandez has served as Managing Member of SI Venture Associates, a venture capital fund which is a Gartner Group affiliate since January 1999. Previously, he served as Chief Executive Officer of the Company from April 1991 through December 1998, and as President from January 1991 through September 1997. Prior to joining the Company, he was President and Chief Executive Officer of Dataquest, Incorporated, then a wholly owned subsidiary of Dun & Bradstreet Corporation, which provides clients with access to an international network of research, information, custom consulting and analysis. Before joining Dataquest, Mr. Fernandez was President and Chief Executive Officer of Gavilan Computer Corporation, a laptop computer manufacturer, and Zilog, Incorporated, a semiconductor manufacturing company. Mr. Fernandez holds a bachelor's degree in electrical engineering from University of Florida, and completed post-graduate work in solid state engineering at University of Florida and in business administration at Florida Institute of Technology. Mr. Fernandez is also on the board of directors of Black & Decker, Brunswick Corporation and U.S. West, Inc.

Current Class III Directors:
Common B Directors:

     Michael D. Fleisher, age 34, has served as a Director, President and Chief Executive Officer of the Company since October 1999. From February 1999 to October 1999, he served as Chief Financial Officer and Executive Vice President, Finance and Administration. From October 1996 to February 1999, Mr. Fleisher was Executive Vice President and President, Emerging Businesses. From October 1995 through October 1996, he was Senior Vice President, Emerging Businesses; from October 1994 to October 1995, he was Vice President, Business Development; and from April 1993 through October 1994, he was Director, Strategic Planning. Prior to joining the Company, Mr. Fleisher worked at Bain Capital, where he was involved in the buyout of the Company by management and Bain Capital from Saatchi and Saatchi in October 1993. Prior to Bain Capital, Mr. Fleisher was a consultant with Bain and Company. Mr. Fleisher is on the board of directors of TEN-TV.com. He holds a bachelor's degree in economics from Wharton School of Business.

     Max D. Hopper, age 64, has served as a Director of the Company since January 1994. In 1995, he founded Max D. Hopper Associates, Inc., a consulting firm specializing in creating benefits from the strategic use of advanced information systems. He is the retired chairman of the SABRE Technology Group and served as Senior Vice President for American Airlines, both units of AMR Corporation. Mr. Hopper is on the board of directors of Metrocall, Inc., Payless Cashways Inc., VTEL Corporation, USDATA Corporation, Inc., Exodus Communications, Inc., United Stationers Inc., ACCRUESoftware, Inc., and Worldtalk Corporation. Mr. Hopper holds a bachelor's degree in mathematics from University of Houston.

     Kenneth Roman, age 69, has served as a Director of the Company since July 1999. Mr. Roman has been an independent consultant since 1991. He is the former Chairman and Chief Executive Officer of The Ogilvy Group (and Ogilvy & Mather Worldwide), where he worked for 26 years, and a former Executive Vice President of American Express Company. Mr. Roman is currently on the board of directors of Brunswick Corporation, Compaq Computer Corporation, Coty Inc. and PennCorp Financial Group. He is also Vice Chairman of The New York Botanical Garden and serves on the boards of Memorial Sloan-Kettering Cancer Center, the National Organization on Disability and Sheltering Arms Children's Services. He holds an A.B. degree from Dartmouth College.

Common A Director:

     William O. Grabe, age 61, has served as a Director of the Company since April 1993. He has been with General Atlantic Partners, an investment firm, since April 1992 and he has been a General Partner since January 1994 and he was a Special Partner from April 1993 until January 1994. From February 1984 until March 1992, Mr. Grabe was a corporate officer at IBM Corporation. Mr. Grabe is also a director of Compuware Corporation, LHS Group, Inc., TDS Informationstechnologie AG, Exact Holding N.V., Meta4 N.V., and BAAN Company N.V. He is also on the board of directors of several privately held companies in the computer software and services industry. Mr. Grabe holds a B.S. degree in engineering from New York University and a M.B.A. degree from University of California at Los Angeles.

Board Meetings and Committees

     The Board held ten meetings during fiscal 1999.

     The Audit Committee held two meetings during fiscal 1999. The Audit Committee consisted of Messrs. Hopper, Pagliuca and Sisco through July 1999 and currently consists of Messrs. Hopper, McQuade and Pagliuca. The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company's independent auditors and operating and financial management personnel. The Audit Committee reviews the audit performed by the Company's independent auditors and reports the results of such audit to the Board. The Audit Committee reviews the Company's annual financial statements and all material financial reports provided to the stockholders; reviews the Company's internal auditing, accounting and financial controls; and reviews the Company's policies governing compliance with laws, regulations, rules of ethics and conflicts of interest.

     The Compensation Committee held five meetings during fiscal 1999. The Compensation Committee consisted of Messrs. Grabe, Imlay and Robert E. Weissman through July 1999 and currently consists of Messrs. Grabe and Imlay and Ms. Fuchs. The Compensation Committee makes recommendations to the Board regarding the Company's executive compensation policies, establishes and approves salaries paid to the executive officers of the Company and administers the Company's Employee Stock Purchase Plan and Stock Option Plans. As part of this administration function, the Compensation Committee reviews and approves all stock option grants to employees.

     The Corporate Governance Committee held three meetings during fiscal 1999. The Corporate Governance Committee consisted of Messrs. Grabe, Hopper and Pagliuca through July 1999 and currently consists of Messrs. Hopper, Roman and Sisco. The Corporate Governance Committee reviews issues regarding the governance of the Company.

     The Board currently has no nominating committee or committee performing a similar function.

     Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board held during fiscal 1999, while such director served as a director of the Company, and (ii) the total number of meetings of all committees of the Board held during fiscal 1999 while such director served on such committee.

Compensation of Directors

     Through December 31, 1998, each outside director of the Company (each director who is not an employee of the Company or a beneficial owner of or representative of a beneficial owner of more than 5% of the Company's outstanding stock) received an annual retainer of $10,000 plus $1,000 for each meeting of the Board attended in person. In addition, each outside director received an additional annual retainer fee of $3,000 for each standing committee of the Board of which such director was a member, plus $350 for each committee meeting attended.

     Commencing in January 1999, the Company increased the compensation to its outside directors to $40,000 per year, or $41,500 per year to any director who is chairman of a committee of the Board. Such compensation is payable in shares of Class A Common Stock of the Company. The shares awarded to each outside director are credited to an account for the benefit of such director on a quarterly basis, and payment of the shares to each director is deferred until such time as the respective director shall cease to serve as a director of the Company, at which time the shares shall be paid from the director's account to the director. The stock credited to the account of each outside director is valued based on the fair market value of the Company's stock on the first market trading day of each quarter.

     Outside directors also receive options under the Company's 1993 Director Stock Option Plan. Pursuant to this plan, each outside director is granted an option to purchase 15,000 shares of Class A Common Stock on the date the individual first becomes a director and is granted an option to purchase 7,000 shares of Class A Common Stock on March 1 of each year, if the individual has been an outside director for at least six months. Options are granted at 100% of the fair market value of the Class A Common Stock on the date of the grant. Each option becomes exercisable in three equal installments on each of the first three anniversaries of the date of grant. Each option has a term of five years and will terminate 90 days after the optionee ceases to be an outside director, unless such cessation is due to permanent disability or death in which case, the option will expire 180 or 365 days, respectively, after the optionee ceases to be an outside director.

                              EXECUTIVE OFFICERS

     Listed below are the executive officers of the Company as of November 30, 1999:


Names                              Age                   Title
-----                              ---                   -----
Manuel A. Fernandez ...........    53     Chairman of the Board
Michael D. Fleisher ...........    34     President and Chief Executive Officer
Regina M. Paolillo ............    41     Executive Vice President, Finance and Administration and Chief
                                          Financial Officer
Richard E. Eldh, Jr. ..........    41     Executive Vice President, Worldwide Sales, Events and
                                          Marketing
Patricia L. Higgins ...........    49     Executive Vice President, Chairman and Chief Executive
                                          Officer, The Research Board

     Mr. Fernandez has served as Chairman of the Board since April 1996. For more information on Mr. Fernandez' business experience, see the description provided above under "Election of Directors."

     Mr. Fleisher has served as President and Chief Executive Officer of the Company since October 1999. For more information on Mr. Fleisher's experience, see the description provided above under "Election of Directors."

     Ms. Paolillo has served as Executive Vice President, Finance and Administration and Chief Financial Officer since October 1999. From February 1999 to October 1999, she served as Executive Vice President and General Manager of the Company's Technology Management Group. From November 1996 to January 1999, she served as President and Chief Operating Officer of Gartner Group Measurement; from April 1995 to October 1996, she served as Senior Vice President and Controller; from October 1993 to March 1995, she was Vice President, Product Delivery and Administration; and from April 1993 to September 1993, she was Director of Operations. Prior to joining the Company, Ms. Paolillo served as Chief Operating Officer and Chief Financial Officer at Productivity, Inc. and held numerous executive and management positions at Citibank, Page America, Bristol-Myers and Price Waterhouse. Ms. Paolillo has a bachelor's degree from the University of New Haven and is a Certified Public Accountant.

     Mr. Eldh has served as Executive Vice President Worldwide Sales, Events and Marketing since October 1999. From February 1999 to October 1999, he was Executive Vice President, Worldwide Sales. From October 1997 to February 1999, he was based in the United Kingdom and served as Senior Vice President for the Company's European sales team. From October 1994 to October 1997, he was Senior Vice President for the Company's North American sales team, and also had responsibility for sales in Central and South America. Prior to joining the Company, Mr. Eldh held sales and marketing positions at Four-Phase Systems, Motorola, and Hewlett-Packard. Mr. Eldh has a bachelor's degree in finance from the University of Connecticut.

     Ms. Higgins has served as Executive Vice President of the Company and Chairman and Chief Executive Officer, The Research Board, a wholly owned subsidiary of the Company, since April 1999. From 1997 to April 1999, Ms. Higgins was Chief Information Officer and Corporate Vice President of Alcoa Corporation. Before joining Alcoa, Ms. Higgins was President of the Communications Business Unit at Unisys Corporation from 1995 to 1997. Prior to that she held executive business unit positions with Bell Atlantic, AT&T and Lucent. Ms. Higgins is on the board of directors of the Williams Companies and Fleet Bank N.A. She is also a director of Up with People. Ms. Higgins holds a bachelor's degree in economics from Montclair State University.

                            EXECUTIVE COMPENSATION

Compensation of Executive Officers

     The following table shows, for each person who served as Chief Executive Officer during fiscal 1999 and each of the four other most highly compensated executive officers during fiscal 1999 (collectively, the "Named Executive Officers"), information concerning compensation paid for services to the Company in all capacities during the fiscal year ended September 30, 1999, as well as total compensation paid to the Named Executive Officers for the Company's previous two fiscal years:

                          Summary Compensation Table

                                                                         Long Term Compensation
                                                                        -------------------------
                                                                                 Awards
                                                                        -------------------------
                                                         Annual
                                                     Compensation(1)     Restricted   Securities         All
                                         Fiscal  ----------------------     Stock     Underlying        Other
Name and Principal Position               Year      Salary    Bonus(2)    Awards(3)     Options    Compensation(4)
--------------------------------------- -------- ----------- ---------- ------------ ------------ ----------------
Current Executive Officers:
Manuel A. Fernandez (5) ............... 1999      $400,000    $100,000   $2,175,000      79,000      $  105,325
 Chairman of the Board and              1998      $400,000    $320,000                   60,000      $   42,277
 Former Chief Executive Officer         1997      $350,000    $700,000                  108,800      $   42,339
Michael Fleisher (6) .................. 1999      $250,000    $ 45,000   $1,212,500     522,000      $   60,714
 Executive Vice President, Finance      1998      $230,000    $130,000                   60,000      $    9,785
 and Administration and Chief           1997      $200,000    $180,000                   77,500      $    9,489
 Financial Officer
Regina M. Paolillo (7) ................ 1999      $250,000    $ 31,250   $  606,250      55,000      $   63,465
 Executive Vice President and
 General Manager, Technology
 Management Group
Richard E. Eldh, Jr. (8) .............. 1999      $250,000    $ 37,500   $  525,000      49,000      $   55,158
 Executive Vice President,
 Worldwide Sales
Former Executive Officers:
William T. Clifford (9) ............... 1999      $375,000    $ 81,250   $1,212,500      60,000      $1,565,512
 Former President and Chief             1998      $300,000    $150,000                  120,000      $   26,518
 Executive Officer                      1997      $250,000    $300,000                   77,500      $   22,688
E. Follett Carter (10) ................ 1999      $235,000    $ 55,000                   30,000      $  957,875
 Former Executive Vice President,       1998      $235,000    $ 75,000                   30,000      $   32,359
 President, Distribution Services       1997      $220,000    $240,000                   77,500      $   32,222
 and Chief Marketing Officer

------------
(1) Excludes certain perquisites and other personal benefits, such as car allowances. These amounts, in the aggregate, did not exceed the lesser of $50,000 or 10 percent of the total annual salary and bonus for such executive officer.

(2) Includes bonus awards earned for performance in the fiscal year noted even though such amounts are payable in the subsequent year. Excludes bonus awards paid in the fiscal year noted but earned in prior years. For Messrs. Fernandez, Fleisher, and Eldh and Ms. Paolillo, excludes 75% of the retention bonus approved in the fiscal year but not earned until the next fiscal year.

(3) The amounts shown represent the value of the restricted stock award calculated by multiplying the fair market value of the Company's Class A Common Stock on the date of grant by the number of shares awarded. Other than the award to Mr. Clifford, the restricted stock awards will vest in six equal installments with the first installment vesting two years after the grant and then annually thereafter. Mr. Clifford's award will vest in two equal annual installments on October 26, 2000 and 2001. Other than the award to Mr. Clifford, restricted stock awards are subject to forfeiture upon termination of employment. Recipients have the right to vote the shares and to receive dividends paid with respect to such shares. Restricted stock holdings as of September 30, 1999, and their value on such date, based on an equivalent number of unrestricted shares were: Mr. Fernandez, 100,000 shares ($1,600,000); Mr. Fleisher, 50,000 shares ($800,000); Ms. Paolillo, 25,000 shares ($400,000); Mr. Eldh, 25,000 shares
    ($400,000); and Mr. Clifford, 50,000 shares ($800,000).

(4) For fiscal 1999, represents (i) Company paid premiums for life insurance on each of the Named Executive Officers as follows: Mr. Fernandez--$37,726; Mr. Fleisher--$4,449; Ms. Paolillo--$6,104; Mr. Eldh--

     $6,229; Mr. Clifford--$21,631; and Mr. Carter--$27,695; (ii) matching contributions made by the Company in accordance with the Company's 401(k) plan for each of the Named Executive Officers as follows: Mr. Fernandez--$5,600; Mr. Fleisher--$3,600; Ms. Paolillo--$5,600; Mr. Eldh--$5,600; Mr. Clifford--$5,600; and Mr. Carter--$5,600; (iii) cash payments made by the Company in lieu of reducing the exercise price of in-the-money stock options at the time of the special nonrecurring cash dividend in July 1999 to each of the Named Executive Officers as follows:
     Mr. Fernandez--$61,999; Mr. Fleisher--$52,665; Ms. Paolillo--$51,761; Mr.
     Eldh--$43,329; Mr. Clifford--$138,281; and Mr. Carter--$109,580; and (iv)
     severance payments to Mr. Clifford and Mr. Carter totaling $1,400,000 and $815,000, respectively, to be paid in fiscal 2000 and 2001.

 (5) Mr. Fernandez resigned as Chief Executive Officer of the Company in December 1998.

 (6) Mr. Fleisher was appointed President and Chief Executive Officer of the Company in October 1999.

 (7) Ms. Paolillo was appointed Executive Vice President, Finance and Administration and Chief Financial Officer in October 1999.

 (8) Mr. Eldh was appointed Executive Vice President Worldwide Sales, Events and Marketing in October 1999.

 (9) Mr. Clifford resigned as President and Chief Executive Officer of the Company in October 1999.

(10) Mr. Carter resigned as Executive Vice President, Distribution Services and Chief Marketing Officer in September 1999.

Options Granted and Options Exercised in the Last Fiscal Year

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of September 30, 1999, the last day of the Company's 1999 fiscal year.

                      Options Grants in Last Fiscal Year

                                                      Individual Grants                          Potential Realizable
                                 ------------------------------------------------------------    Value at Annual Rates
                                                                                                    of Stock Price
                                   Number of                                                         Appreciation
                                  Securities    % of Total Options     Exercise                   for Option Term(5)
                                  Underlying   Granted to Employees     Price     Expiration  ---------------------------
         Name                       Options       In Fiscal Year      Per Share      Date           5%           10%
----------------------           ------------ ---------------------- ----------- ------------ ------------- -------------
Manuel A. Fernandez         (1)      40,000             0.34%         $  19.74     10/13/08    $  434,732    $1,159,873
                            (2)      39,000             0.34%         $  22.71      1/28/09    $  556,883    $1,411,251
Michael D. Fleisher         (1)      22,000             0.19%         $  19.74     10/13/08    $  239,103    $  637,930
                            (3)     395,006             3.35%         $  16.96      9/30/09    $3,594,229    $9,692,067
                            (4)     105,000             0.89%         $  16.96      9/30/09    $  955,428    $2,576,372
Regina M. Paolillo          (1)      15,000             0.13%         $  20.46     12/15/08    $  122,718    $  248,285
                            (2)      25,000             0.21%         $  22.71      1/28/09    $  356,976    $  904,648
Richard E. Eldh, Jr.        (1)      12,000             0.10%         $  20.46     12/15/08    $   98,174    $  198,628
                            (2)      25,000             0.21%         $  22.71      1/28/09    $  356,976    $  904,648
William T. Clifford         (1)      60,000             0.51%         $  19.74     10/13/08    $  652,098    $1,739,810
E. Follett Carter           (1)      30,000             0.25%         $  19.74     10/13/08    $  326,049    $  869,905
                            (1)      22,000             0.19%         $  22.71      1/28/09    $  314,139    $  796,090

------------

(1) Each of these options was granted pursuant to the Company's 1991 Stock Option Plan and is subject to the terms of such plan. The options become exercisable in three equal installments on each of the first three anniversaries of the date of grant.

(2) Each of these options was granted pursuant to the Company's 1998 Long Term Stock Option Plan and is subject to the terms of such plan. The options become exercisable six years from the date of grant subject to acceleration of vesting and exercisability upon achievement of certain annual and cumulative performance targets for fiscal years 1999, 2000 and 2001.

(3) Each of these options was granted pursuant to the Company's 1991 Stock Option Plan and is subject to the terms of the plan. On the first anniversary of the date of grant, 25% of the options become exercisable and 1/36th of the options become exercisable monthly thereafter.

(4) Each of these options was granted pursuant to the Company's 1998 Long Term Stock Option Plan and is subject to the terms of the plan. On the first anniversary of the date of grant, 25% of the options become exercisable and 1/36th of the options become exercisable monthly thereafter.

(5) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the hypothetical gains or option spreads that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future increases in the price of its Class A Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                               Number of Securities          Value of Unexercised
                                                              Underlying Unexercised         In-the-Money Options
                                   Shares                    Options at Fiscal Year End      at Fiscal Year End(1)
                                  Acquired       Value     ----------------------------- -----------------------------
             Name               on Exercise     Realized    Exercisable   Unexercisable   Exercisable   Unexercisable
------------------------------ ------------- ------------- ------------- --------------- ------------- --------------
Manuel A. Fernandez ..........    125,000     $1,528,841       69,245        218,255      $        0      $352,480
Michael D. Fleisher ..........          0     $        0      111,775        129,325      $  717,775      $132,180
Regina M. Paolillo ...........          0     $        0      140,880         65,220      $  540,181      $132,180
Richard E. Eldh, Jr. .........          0     $        0       53,400         66,500      $  458,224      $132,180
William T. Clifford ..........          0     $        0      237,695        232,325      $1,924,311      $264,360
E. Follett Carter ............     65,000     $1,278,461      162,175        144,325      $  793,080      $264,360

------------
(1) The values for "in-the-money" options represent the difference between the exercise price of the options and the closing price of the Company's Class A Common Stock on September 30, 1999, which was $16.00 per share.

Option Repricings

     In order to continue to adequately encourage, motivate and retain the Company's key employees, on December 15, 1998, the Company adopted an option exchange program that allowed the exchange of certain stock options held by non-executive officers that were granted from April 1997 through July 1998 for options with an exercise price of the current fair market value of the stock on December 15, 1998. In total, options to purchase 4,737,400 shares of common stock were exchanged under this program. The original vesting schedules and expiration dates associated with these stock options were also amended to commence with the stock option exchange program date.

     In addition, as a result of the special, nonrecurring cash dividend paid in July 1999, the Board approved a reduction in the exercise price of substantially all stock options with an exercise price below the fair market value of the stock in order to maintain the ratio of the exercise price to the fair market value of the stock prior to the special, nonrecurring cash dividend, which was $1.1945 per share. The exercise prices of options with an exercise price equal to or greater than the fair market value of the stock, other than such options held by executive officers, were reduced by an amount equal to the dividend per share paid by the Company. In lieu of an exercise price reduction, executive officers who held such options received cash payments totalling the product of the number of such options held by each executive officer times the dividend per share paid by the Company. No changes were made in either the number of shares of common stock covered or in the vesting schedules of the options.

                                          COMPENSATION COMMITTEE OF
                                          THE BOARD OF DIRECTORS

                                          Anne Sutherland Fuchs
                                          William O. Grabe
                                          John P. Imlay

     The following table sets forth certain information concerning the effect of the December 1998 option exchange program and the July 16, 1999 repricing on options held by executive officers. Ms. Paolillo and Mr. Eldh became executive officers of the Company subsequent to the December 1998 option exchange program.

                                                                                                     Length of
                                                                                                      Original
                                        Number of                                                   Option Term
                                       Securities     Market Price      Exercise                    Remaining at
                                       Underlying      of Stock at      Price at         New          Date of
                                         Options         Time of        Time of       Exercise       Repricing
         Name               Date        Repriced        Repricing      Repricing        Price         (Years)
----------------------   ----------   ------------   --------------   -----------   ------------   -------------
Manuel A. Fernandez        7/16/99       35,000         $ 20.750       $ 35.250       $ 34.056            7
                           7/16/99       38,500         $ 20.750       $ 25.150       $ 23.956            8
                           7/16/99       60,000         $ 20.750       $ 31.663       $ 30.469            8
                           7/16/99       39,000         $ 20.750       $ 23.899       $ 22.705           10
                           7/16/99       35,000         $ 20.750       $ 20.860       $ 19.666            8
Michael Fleisher           7/16/99       27,500         $ 20.750       $ 25.150       $ 23.956            8
                           7/16/99       30,000         $ 20.750       $ 31.663       $ 30.469            8
                           7/16/99       25,000         $ 20.750       $ 35.250       $ 34.056            7
                           7/16/99       30,000         $ 20.750       $ 31.663       $ 30.469            8
                           7/16/99       25,000         $ 20.750       $ 20.860       $ 19.666            8
Regina M. Paolillo         7/16/99        2,000         $ 20.750       $ 21.090       $ 19.896            8
                           7/16/99       20,000         $ 20.750       $ 20.860       $ 19.666           17
                           7/16/99       25,000         $ 20.750       $ 23.899       $ 22.705           10
                          12/15/98       15,000         $ 19.563       $ 32.750       $ 20.463            9
Richard E. Eldh, Jr.       7/16/99       14,500         $ 20.750       $ 20.860       $ 19.666            8
                           7/16/99       25,000         $ 20.750       $ 23.899       $ 20.705           10
                          12/15/98       12,000         $ 19.563       $ 32.750       $ 20.463            9
William T. Clifford        7/16/99       25,000         $ 20.750       $ 35.250       $ 34.056            7
                           7/16/99       27,500         $ 20.750       $ 25.150       $ 23.956            8
                           7/16/99       60,000         $ 20.750       $ 31.663       $ 30.469            8
                           7/16/99       60,000         $ 20.750       $ 31.663       $ 30.469            8
                           7/16/99       25,000         $ 20.750       $ 20.860       $ 19.666            8
E. Follett Carter          7/16/99       22,000         $ 20.750       $ 23.899       $ 22.705           10
                           7/16/99       25,000         $ 20.750       $ 35.250       $ 34.056            8
                           7/16/99       27,500         $ 20.750       $ 25.150       $ 23.956            8
                           7/16/99       30,000         $ 20.750       $ 31.663       $ 30.469            8
                           7/16/99       25,000         $ 20.750       $ 20.860       $ 19.666            8

Employee Benefit Plans

     1991 Stock Option Plan. Each Named Executive Officer is entitled to participate in the Company's 1991 Stock Option Plan (the "1991 Option Plan"). The 1991 Option Plan was initially adopted by the Board in March 1991, approved by the stockholders in April 1991 and has been amended from time to time. A total of 32,800,000 shares of Class A Common Stock have been reserved for issuance under the 1991 Option Plan.

     Long Term Stock Option Plan. Each Named Executive Officer is entitled to participate in the Company's Long Term Stock Option Plan (the "1994 Long Term Plan"). The 1994 Long Term Plan was adopted by the Board and approved by the stockholders in October 1994. A total of 6,560,000 shares of Class A Common Stock have been reserved for issuance under the 1994 Long Term Plan.

     1996 Long Term Stock Option Plan. Each Named Executive Officer is entitled to participate in the Company's 1996 Long Term Stock Option Plan (the "1996 Long Term Plan"). The 1996 Long Term Plan was adopted by the Board in October 1996 and approved by the stockholders in January 1997. A total of 1,800,000 shares of Class A Common Stock have been reserved for issuance under the 1996 Long Term Plan.

     1998 Long Term Stock Option Plan. Each Named Executive Officer is entitled to participate in the Company's 1998 Long Term Stock Option Plan (the "1998 Long Term Plan"). The 1998 Long Term Plan was adopted by the Board in October 1998 and was approved by the stockholders in January 1999. A total of 2,500,000 shares of Class A Common Stock have been reserved for issuance under the 1998 Long Term Plan.

     Employee Stock Purchase Plan. Each Named Executive Officer is entitled to participate in the Company's Employee Stock Purchase Plan (the "Purchase Plan"). The stockholders adopted the Purchase Plan in February 1993. A total of 4,000,000 shares of Class A Common Stock have been reserved for issuance under the Purchase Plan.

Employment Agreements

     Mr. Fernandez entered into an employment agreement with the Company effective November 12, 1998 (the "Fernandez Agreement"). Under the Fernandez Agreement, Mr. Fernandez served as Chairman and Chief Executive Officer of the Company through December 31, 1998 and is serving as Chairman from January 1, 1999 through October 1, 2000 (or later if the term of the Fernandez Agreement is extended by the parties). During the term of the Fernandez Agreement, Mr. Fernandez will be included on the Company's slate of nominees to be elected to the Board.

     The Fernandez Agreement provided for a base salary of $400,000 for fiscal 1999 and thereafter it is subject to annual adjustments by the Board or the Compensation Committee, in their sole discretion. Mr. Fernandez is entitled to participate in the Company's executive bonus program and the annual target bonus will be established by the Board or the Compensation Committee in their discretion and shall be payable based on achievement of specified Company and individual objectives. The target bonus of $400,000 for fiscal 1999 had been set prior to entering into the Fernandez Agreement.

     Mr. Fernandez' employment is at will and may be terminated by him or the Company upon sixty days' notice. If, during the term of the Fernandez Agreement, the Company terminates the employment of Mr. Fernandez involuntarily without Business Reasons (as defined in the Fernandez Agreement) or if a Constructive Termination (as defined in the Fernandez Agreement) occurs, he will be entitled to receive his salary and vacation accrued through the Termination Date (as defined in the Fernandez Agreement), salary for three years (one year in case of termination within one year following a Change in Control (as defined in the Fernandez Agreement)), 100% of his target bonus for the fiscal year in which the termination occurs, a pro rata share (based on the proportion of the year during which he was employed) of the bonus that would have been payable in excess of the target bonus for the year in which the termination occurs, 100% of the target bonus for the fiscal year following termination, acceleration of vesting of all outstanding stock options, restricted stock and other equity arrangements subject to vesting, group health benefits until age 55, and auto benefits for one year. Payments of salary and bonus will cease if Mr. Fernandez violates the terms of the non-competition provisions contained in the Fernandez Agreement. If a Change of Control occurs during the term of the Fernandez Agreement, Mr. Fernandez will be entitled to receive immediately salary and vacation accrued through the Termination Date, plus three years' salary then in effect, three times maximum target bonus for the fiscal year in which the Change in Control occurs, acceleration in full of vesting of all outstanding stock options, restricted stock and other equity arrangements subject to vesting, group health benefits until age 55, auto benefits for one year, forgiveness of all outstanding principal and interest due to the Company under indebtedness incurred to purchase shares of Company stock, except that if he violates the terms of the non-competition provisions contained in the Fernandez Agreement, he will be required to repay to the Company any amounts received as salary or bonus with respect to any period following the termination of his employment. If Mr. Fernandez voluntarily terminates his employment, or if the Company terminates it for Business Reasons, he will not receive any salary or bonus thereafter.

     Mr. Clifford entered into an employment agreement with the Company effective November 12, 1998 (the "Clifford Agreement"). The Clifford Agreement provided for a base salary of $375,000 and a target bonus of $325,000 for fiscal year 1999. The Company entered into a Mutual Separation Agreement with Mr. Clifford as of September 30, 1999. Pursuant to this Agreement, Mr. Clifford agreed to resign as a director of the Company and as its President and Chief Executive Officer as of October 7, 1999, and the Company agreed to (i) pay Mr. Clifford his base salary of $375,000 for two years (the "Severance Period");
(ii) pay Mr. Clifford his full target bonus of $325,000 for fiscal 1999 and an additional bonus of $325,000 in fiscal 2000; (iii) permit Mr. Clifford to continue to vest in his stock options through the Severance Period; (iv) permit Mr. Clifford to vest in 25,000 shares of his restricted stock on October 26, 2000 and an additional 25,000 shares on October 26, 2001, provided that Mr. Clifford does not violate any of his non-competition, non-solicitation and confidentiality obligations to the Company; and (v) permit Mr. Clifford to continue to participate in the Company's group medical and dental programs and life and disability insurance programs in accordance with the terms of such plans as applicable to employees generally, until the sooner of the conclusion of the Severance Period or his eligibility for such benefit at a new employer. If at any time prior to the expiration of the Severance Period, the Company shall be subject to a Change in Control (as defined in the Separation Agreement), then all of Mr. Clifford's options shall accelerate and vest in full (and in this regard all such options shall remain exercisable for not less than ninety (90) days following the Change in Control).

     Mr. Carter entered into an employment agreement with the Company effective November 12, 1998 (the "Carter Agreement"). The Carter Agreement provided for a base salary of $250,000 and a target bonus of $220,000 for fiscal year 1999. The Company entered into a Mutual Separation Agreement with Mr. Carter as of September 30, 1999. Pursuant to this Agreement, Mr. Carter agreed to resign as an employee of the Company as of September 30, 1999, and the Company agreed to
(i) pay Mr. Carter his base salary of $250,000 for eighteen months (the "Severance Period"); (ii) pay Mr. Carter his full target bonus of $220,000 for fiscal 1999 and an additional bonus of $220,000 in fiscal 2000; (iii) permit Mr. Carter to continue to vest in his stock options through the Severance Period; and (iv) permit Mr. Carter to continue to participate in the Company's group medical and dental programs and life and disability insurance programs in accordance with the terms of such plans as applicable to employees generally, until the sooner of the conclusion of the Severance Period or his eligibility for such benefit at a new employer. In the event that Mr. Carter violates his non-competition, non-solicitation and confidentiality obligations to the Company, his right to receive the benefits listed in (i) and (ii) shall terminate and he shall be required to repay any amounts received under (i) and
(ii) during the Severance Period.

     Mr. Fleisher (collectively with Mr. Eldh and Ms. Paolillo, the "Additional Executive Officers") also entered into an employment agreement with the Company effective November 12, 1998. Mr. Eldh and Ms. Paolillo entered into employment agreements with the Company effective February 8, 1999 (with Mr. Fleisher's agreement, the "Additional Executive Officer Agreements"). Under the Additional Executive Officer Agreements, each of the Additional Executive Officers will continue to serve the Company in their current capacities through October 1, 1999, and each Additional Executive Officer Agreement shall automatically renew for subsequent one year periods unless the Additional Executive Officer or the Company provides written notice of its termination of the Additional Executive Officer Agreements.

     The Additional Executive Officer Agreements provided for base salaries of $250,000 for Messrs. Fleisher and Eldh and Ms. Paolillo for fiscal 1999, and thereafter the base salaries are subject to annual adjustments by the Board or the Compensation Committee, in their sole discretion. Each Additional Executive Officer is entitled to participate in the Company's executive bonus program and the annual target bonus will be established by the Board or the Compensation Committee in their discretion and shall be payable based on achievement of specified Company and individual objectives. The target bonuses of $180,000, $150,000 and $125,000 for Messrs. Fleisher and Eldh and Ms. Paolillo, respectively, for fiscal 1999 had been set prior to entering into the Additional Executive Officer Agreements.

     Each of the Additional Executive Officer's employment is at will and may be terminated by him or her or the Company upon fourteen days' notice. If, during the term of the Additional Executive Officer Agreements, the Company terminates the employment of the Additional Executive Officer involuntarily without Business Reasons (as defined in the Additional Executive Officer Agreement) or if a Constructive Termination (as defined in the Additional Executive Officer Agreements) occurs, the officer will be entitled to receive his or her base salary and vacation accrued through the Termination Date (as defined by the Additional Executive Officer Agreements), plus base salary for one year, and bonus payment previously fixed and declared by the Board or Compensation Committee and not previously paid, and group health benefits for 18 months. If, during the term of the Additional Executive Officer Agreement, a Change in Control occurs, the officer will be entitled to receive immediately his or her base salary and vacation accrued through the Termination Date (as defined in the Additional Executive Officer Agreements), plus base salary for two years at the current rate, an amount equal to two times his or her maximum target bonus for the fiscal year in which the Change in Control occurs, acceleration in full of vesting of all outstanding stock options, restricted stock and other equity arrangements subject to vesting, forgiveness of all outstanding principal and interest due to the Company under indebtedness incurred to purchase shares of capital stock of the Company, group health benefits for 18 months, and if employment is terminated within 12 months of Change in Control, outplacement services. Payments of salary and bonus will cease if the Additional Executive Officer violates the terms of the non-competition provisions contained in the Additional Executive Officer Agreement and the officer will be required to repay to the Company any amounts received as salary or bonus with respect to any period following the termination of his or her employment. If an Additional Executive Officer voluntarily terminates his or her employment, or if the Company terminates it for Business Reasons, the officer will not receive any salary or bonus thereafter.

Board Compensation Committee Report on Executive Compensation

     The Board has delegated to the Compensation Committee the responsibility for establishing and administering the Company's executive compensation plans, subject to Board approval of major new compensation programs and the Chief Executive Officer's compensation. In discharging these responsibilities, the Committee consults with outside compensation consultants, attorneys and other specialists.

     The Company's compensation philosophy is that cash compensation should be substantially linked to the short-term performance of the Company and that longer-term incentives, such as stock options and stock ownership, should be aligned with the Company's objective to enhance stockholder value over the long term. The Company believes that the use of stock options and stock ownership links the interest of officers and employees of the Company to the interest of the stockholders. In addition, the Compensation Committee believes that the total compensation package must be competitive with other companies in the industry to ensure that the Company can continue to attract, retain and motivate key executives who are critical to the long-term success of the Company.

     Compensation for the Company's executive officers consists of three principal components: base salary, cash bonuses and stock options.

     Base Salary. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions based on the Compensation Committee's periodic surveys of the industry.

     Cash Bonuses. The Company's executive cash bonus plan is designed to reward executive officers for the financial performance of the Company during the year. Under the plan, cash bonuses are determined based upon the Company's achievement against specified financial performance objectives, as well as the executive officer's achievement of individual performance objectives. This plan emphasizes the Compensation Committee's belief that, when the Company is successful, the executives should be appropriately compensated. Conversely, if the Company is not profitable, no bonuses are paid absent extraordinary circumstances. Each individual executive officer's portion of the total bonus pool is determined by a formula that is specified at the start of the fiscal year based on the executive's base salary and the Committee's assessment of the executive's contribution to the Company. In addition to cash bonuses, the Company has a Profit Sharing Plan under which a specified percentage of operating profit is set aside for equal distribution among all employees, including executives.

     Stock Options. The principal equity compensation components of executive compensation are options granted under the Company's stock option programs. Stock options are generally granted when an executive joins the Company, with additional options granted from time to time for promotions and performance. The Compensation Committee believes that the stock option participation provides a method of retention and motivation for the senior level executives of the Company and also aligns senior management's objectives with long-term stock price appreciation. Executives are also eligible to participate in a payroll deduction employee stock purchase plan pursuant to which stock may be purchased at 85 percent of the lower of the closing sale price for the Class A Common Stock reported on a national market system at the beginning or end of each six-month offering (up to a maximum stock value of $25,000 per calendar year or 10 percent of salary, whichever is less).

     In addition, the Company's executive officers are eligible to receive restricted stock awards under two of the Company's stock option programs. Recipients are not required to provide consideration to the Company other than rendering service and have the right to vote the shares and receive dividends. The restricted stock may not be sold until fully vested as set forth in the plan.

     CEO Compensation. The Compensation Committee, subject to Board approval, determines compensation of the Company's Chief Executive Officer. Each of Messrs. Fernandez and Clifford's compensation packages for 1999 consisted of the same benefits program as other executive officers, as itemized above, including base salary, cash bonus, restricted stock, stock options and other executive and employee benefit programs. Each of Mr. Fernandez' and Mr. Clifford's base salaries during the portion of fiscal 1999 that each served as the Company's Chief Executive Officer were established by their respective employment agreements with the Company. Messrs. Fernandez and Clifford received no material compensation or benefits in 1999 not provided to all executive officers. Messrs. Fernandez' and Clifford's compensation packages were designed, however, to provide for a higher proportion of their compensation to be dependent on Company performance as compared to other executive officers. The Board approved a special one-time retention incentive plan benefiting key employees, for which the CEO is eligible, to be earned and paid in three installments and designed to enhance retention of key personnel. Approximately 25% of the special one-time retention incentive was vested in 1999. The Company anticipates that Mr. Fernandez will earn the remaining 75% of his retention bonus in fiscal 2000. Mr. Clifford will not earn the remainder of his retention bonus. The Committee has also sought to provide to each of its chief executive officers incentive to promote long-term stockholder value through their participation in the Company's stock option programs.

     Other elements of executive compensation include participation in a Company-wide life insurance program, including a supplemental life insurance program and long-term disability insurance program. Executives are also eligible for Company-wide medical benefits and participation in a 401(k) plan under which the Company provides matching contributions to all employees.

                                          COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          Anne Sutherland Fuchs
                                          William O. Grabe
                                          John P. Imlay

Compensation Committee Interlocks and Insider Participation

     John Imlay, a member of the Company's Compensation Committee, serves on the board of directors of and is a member of the Compensation Committee of IMS Health Incorporated. See CERTAIN RELATIONSHIPS AND TRANSACTIONS--Relationship with IMS Health Incorporated. Until July 1999, Mr. Imlay was a designee of IMS Health to the Company's Board. Since July 1999, Mr. Imlay has been an independent director.


Comparison of Total Cumulative Stockholder Return

     The following graph sets forth the Company's total cumulative stockholder return as compared to the S&P 500 Index, The S&P 400 MidCap Index and the Hambrecht & Quist Technology Index ("H&Q Technology Index") for the fiscal year ended September 30, 1999. Total stockholder return assumes $100 invested on September 30, 1994 with all dividends reinvested.

     Historical stock price performance should not be relied upon as indicative of future stock price performance.

                 COMPARISON OF 5 YEARS CUMULATIVE TOTAL RETURN*
                 AMONG GARTNER GROUP, INC., THE S&P 500 INDEX,
                            THE S&P MIDCAP 400 INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX



[GRAPHIC OMITTED]


                                  1994     1995     1996     1997     1998     1999
Gartner Group, Inc.               $100     $230     $477     $421     $293     $248
Hambrecht & Quist Technology      $100     $175     $192     $287     $267     $514
S&P MidCap 4000                   $100     $126     $143     $199     $180     $225
S&P 500                           $100     $130     $156     $219     $239     $306

                                 PROPOSAL TWO:
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has selected KPMG LLP, independent auditors, to audit the financial statements of the Company for the 2000 fiscal year. This nomination is being presented to the stockholders for ratification at the Annual Meeting. KPMG LLP has audited the Company's financial statements since September 1996. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Vote Required; Recommendation of Board of Directors

     The affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (at which a quorum is present) is required to ratify the Board's selection of KPMG LLP. If the stockholders reject the nomination, the Board will reconsider its selection.

     The Board of Directors has unanimously approved the appointment of KPMG LLP as the Company's independent auditors for fiscal year 2000 and recommends that the stockholders vote "FOR" this proposal.

                               OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information, based on review of information on file with the Commission and Company stock records, with respect to beneficial ownership of the Class A Common Stock and Class B Common Stock as of November 30, 1999, (i) by each person (or group of affiliated persons) which is known by the Company to own beneficially more than five percent of the Class A Common Stock and Class B Common Stock, (ii) by each of the Company's directors, (iii) by each executive officer named in the Summary Compensation Table, and (iv) by all directors and current executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

                                                   Number of     Percent      Number of      Percent
                                                    Class A         Of         Class B         Of
                Beneficial Owner                     Shares      Class A       Shares        Class B
-----------------------------------------------   -----------   ---------   ------------   ----------
IMS Health Incorporated (1) ...................    7,508,857        9.8%
 200 Nyala Farms Road
 Westport, CT 06880
FMR Corp (2) ..................................                              11,076,954        27.2%
 82 Devonshire Street
 Boston, MA 02109
T. Rowe Price Associates, Inc. (3) ............    6,032,500        7.9
 100 East Pratt Street
 Baltimore, MD 21202
Manuel A. Fernandez (4) .......................      945,531        1.2
William T. Clifford (5) .......................      398,479          *
Michael D. Fleisher (6) .......................      305,913          *
E. Follett Carter (7) .........................      374,703          *
Regina M. Paolillo (8) ........................      108,882          *
Richard E. Eldh, Jr. (9) ......................      131,706          *
William O. Grabe (10) .........................       83,000          *
John P. Imlay (11) ............................       78,000          *           2,604           *
Max D. Hopper (12) ............................       25,000          *
Stephen G. Pagliuca (13) ......................       58,000          *
Dennis G. Sisco (14) ..........................       16,000          *           1,089           *
Anne Sutherland Fuchs .........................           --          *
Charles B. McQuade ............................           --          *
Kenneth Roman .................................        5,000          *
All directors and current executive
 officers as a group (13 persons)(15) .........    1,762,032        2.3                           *

------------
* Less than 1%

  (1) Includes 6,792,081 shares of Class A Common Stock held by IMS Health and 117,376 shares of Class A Common Stock held by IMS Health Licensing Associates, L.P., in which IMS Health has a majority interest. Also includes warrants to purchase 599,400 shares of Class A Common Stock.

  (2) The shares shown as beneficially owned by FMR Corp. were those reported as beneficially owned by it as of October 31, 1999 in its
       Schedule 13G filed with the Commission on November 10, 1999. Such schedule indicates that FMR Corp. has sole voting power with respect to 418,855 shares and sole dispositive power with respect to all 11,076,954 shares.

  (3) The shares shown as beneficially owned by T. Rowe Price Associates, Inc. were those reported as beneficially owned by it in Amendment No. 3 to its Schedule 13G filed with the Commission on November 10, 1999. Such schedule indicates that T. Rowe Price Associates has sole voting power with respect to 694,500 shares and sole dispositive power with respect to all 6,032,500 shares.

  (4) Includes 167,129 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999.

  (5) Includes 315,945 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999.

  (6) Includes 152,359 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999. Also includes 1 share held by a member of Mr. Fleisher's family, as to which he disclaims beneficial ownership.

  (7) Includes 227,759 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999. Also includes 4,000 shares held by a member of Mr. Carter's family, as to which he disclaims beneficial ownership.

  (8) Includes 80,220 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999.

  (9) Includes 68,400 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999. Also includes 4,000 shares held by a member of Mr. Eldh's family, as to which he disclaims beneficial ownership.

  (10) Includes 33,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999.

  (11) Includes 9,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999.

  (12) Includes 20,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999.

  (13) Includes 33,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999.

  (14) Includes 11,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999.

  (15) Includes 1,117,812 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 30, 1999.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

Relationship with IMS Health Incorporated

     On July 16, 1999, the Company effected a recapitalization of its Common Stock into two classes of Common Stock, consisting of Class A Common Stock and Class B Common Stock in order to facilitate a tax free spin-off by IMS Health of its equity position in the Company to its stockholders. Prior to the recapitalization, IMS Health owned approximately 47.6 million shares of the Company's Class A Common Stock. As part of the recapitalization, the Company issued 40,689,648 shares of Class B Common Stock to IMS Health in exchange for a like number of shares of Class A Common Stock held by IMS Health. On July 26, 1999, IMS Health distributed such shares of Class B Common Stock pro rata to its stockholders of record as of July 17, 1999. IMS Health intends to liquidate its remaining interest in the Company's securities as soon as feasible, subject to certain restrictions agreed to between the Company and IMS Health. In connection with the recapitalization, on July 22, 1999, the Company paid a special nonrecurring cash dividend of $1.1945 per share (representing a total dividend of approximately $125 million) to all Company stockholders of record as of the close of business on July 16, 1999 (including IMS Health).

Section 16(a) Beneficial Ownership Reporting Compliance

     All reports required to be filed during fiscal year 1999 pursuant to
Section 16(a) of the Securities Exchange Act of 1934 by directors, executive officers and 10% beneficial owners were filed on timely basis, except as follows: Ms. Fuchs, Mr. McQuade, Mr. Roman, Ms. Higgins, Ms. Paolillo, and Mr. Eldh each filed one late report on Form 3; and Mr. McQuade, Mr. Imlay, Mr. Roman, and Mr. Pagliuca each filed one late report on Form 5 reporting one, fourteen, one and thirteen transactions, respectively.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

                                 MISCELLANEOUS

     The Company's Annual Report for the fiscal year ended September 30, 1999 is being mailed to the stockholders of record concurrently with this Proxy Statement. The Company's Annual Report is not part of this Proxy Statement.

     Upon written request of any person solicited hereunder, the Company's Report on Form 10-K for the fiscal year ended September 30, 1999 as filed with the Commission may be obtained, without charge, by writing to Investor Relations, Gartner Group, Inc., P.O. Box 10212, 56 Top Gallant Road, Stamford, Connecticut 06904.

                                          THE BOARD OF DIRECTORS
                                          GARTNER GROUP, INC.

Stamford, Connecticut
December 21, 1999

GRT63R



                                  DETACH HERE

                                     PROXY

                               GARTNER GROUP, INC.

                    PROXY For Annual Meeting of Stockholders
                          To be Held February 1, 2000

                              CLASS B COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of GARTNER GROUP, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December 21, 1999, and hereby appoints Manuel A. Fernandez and Michael D. Fleisher, and each of them, Proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of GARTNER GROUP, INC. to be held at 56 Top Gallant Road, Stamford, Connecticut on Tuesday, February 1, 2000, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

|--------------|                                                |--------------|
|  SEE REVERSE |   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   |  SEE REVERSE |
|    SIDE      |                                                |     SIDE     |
|--------------|                                                |--------------|

GRT63A



                                  DETACH HERE

|----| Please mark                                                       ------
| X  | votes as in                                                            |
|----| this example.                                                          |


1. Election of Directors
   Nominees: John P. Imlay, Charles B. McQuade, Stephen G. Pagiluca

      FOR   |----|        |----| WITHHELD
      ALL   |    |        |    | FROM ALL
   NOMINEES |----|        |----| NOMINEES

|----|
|    |
|----| ___________________________________________
         For all nominees except as noted above


                                                        FOR    AGAINST   ABSTAIN
2. To ratify the appointment of KPMG                   |----|   |----|   |----|
   LLP as independent auditors for the                 |    |   |    |   |    |
   Company for the 2000 fiscal year.                   |----|   |----|   |----|

3. To vote or otherwise represent the shares on any and all other business which may properly come before the meeting or any adjournment or adjournments thereof, according to their discretion and in their discretion.


                                                |----|
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   |    |
                                                |----|


NOTE: Please sign exactly as your name appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should sign their full title. If stockholder is a corporation, sign in full corporate name by the authorized officer.

Signature:________________ Date:________  Signature:______________ Date:________

GK2G4B



                                  DETACH HERE

                                     PROXY

                               GARTNER GROUP, INC.

                    PROXY For Annual Meeting of Stockholders
                          To be Held February 1, 2000

                              CLASS A COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of GARTNER GROUP, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December 21, 1999, and hereby appoints Manuel A. Fernandez and Michael D. Fleisher, and each of them, Proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of GARTNER GROUP, INC. to be held at 56 Top Gallant Road, Stamford, Connecticut on Tuesday, February 1, 2000, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSAL ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

|--------------|                                                |--------------|
|  SEE REVERSE |   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   |  SEE REVERSE |
|    SIDE      |                                                |     SIDE     |
|--------------|                                                |--------------|

GR264A



                                  DETACH HERE

|----| Please mark                                                        ------
| X  | votes as in                                                             |
|----| this example.                                                           |


                                                        FOR    AGAINST   ABSTAIN
1. To ratify the appointment of KPMG                   |----|   |----|   |----|
   LLP as independent auditors for the                 |    |   |    |   |    |
   Company for the 2000 fiscal year.                   |----|   |----|   |----|

2. To vote or otherwise represent the shares on any and all other business which may properly come before the meeting or any adjournment or adjournments thereof, according to their discretion and in their discretion.


                                                |----|
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   |    |
                                                |----|


NOTE: Please sign exactly as your name appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should sign their full title. If stockholder is a corporation, sign in full corporate name by the authorized officer.

Signature:________________ Date:________  Signature:______________ Date:________